Exhibit 99.3

Date: June 21, 2021

Spark Education (Hong Kong) Limited

Room 603, 6/F, Laws Commercial Plaza, 788 Cheung

Sha Wan Road, Kowloon, Hong Kong

Re: Spark Education (Hong Kong) Limited

Ladies and Gentlemen,

We understand that Spark Education (Hong Kong) Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports , user and advertiser market surveys and their respective amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports, user and advertiser market surveys and their respective amendments thereto, in the Registration Statement and any amendments thereto, in any written correspondence with the SEC, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully For and on behalf of China Insights Industry Consultancy Limited
/s/ Lisa Feng
Name: Lisa Feng Title: Partner